UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 8, 2018

AMAZING ENERGY OIL AND GAS, CO.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-52392

(Commission File No.)

701 S Taylor Street

Suite 470, LB 113

Amarillo, Texas 79101

(Address of principal executive offices and Zip Code)

(855) 448-1922

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On August 8, 2018 Amazing Energy Oil & Gas, Co. (“Amazing” or the “Company”) finalized the last of eleven (11) agreements involving a total of fourteen (14) working interest partners pursuant to which Amazing is buying out all of those partners’ working interests in and to the wells subject to the agreements (the “Exchange Agreements”). In exchange for the working interests, the Company will issue to the various former working interest partners a total of three million six hundred seventeen thousand five hundred fifty-six (3,617,556) shares of the Company’s restricted common stock.  The closing price for the Company’s common stock on June 01, 2018 was forty-eight cents per share ($.48 p/s) for a total value assigned to the exchanges of one million seven hundred thirty-six thousand four hundred twenty-seven dollars ($1,736,427).  Two of the Exchange Agreements are with related parties: Petro Pro, Ltd. is controlled by Jed Miesner, the Company’s President and Chairman; and Tony Alford is a member of the Company’s Board of Directors.

As a result of the consummation of these Exchange Agreements, Amazing holds a one hundred percent (100%) interest in each of its wells.  The Exchange Agreements are included herewith as Exhibits 10.1-10.11.

Exhibit No.	Document Description
10.1	Exchange Agreement with K. Meade, effective June 27, 2018
10.2	Exchange Agreement with J. Etter, effective June 27, 2018
10.3	Exchange Agreement with Golf South Energy Partners 2012A, LP, Gulf South Energy Partners 2013 LP, Gulf South Energy Partners 2014 LP and Gulf South Energy Partners 2015A LP, effective June 27, 2018
10.4	Exchange Agreement with R. O’Brien, effective June 27, 2018
10.5	Exchange Agreement with Petro Pro, Ltd., effective June 27, 2018
10.6	Exchange Agreement with M. Khorassani, effective June 27, 2018
10.7 10.8 10.9 10.10 10.11

Exchange Agreement with F.W. Thomas and B. Thomas, effective June 27, 2018

Exchange Agreement with T. Alford, effective July 24, 2018

Exchange Agreement with D. Hudson, effective July 30, 2018

Exchange Agreement with D. Bromberg, effective August 08, 2018

Exchange Agreement with D. Lazier, effective August 08, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 20th day of September, 2018.

AMAZING ENERGY OIL AND GAS, CO.

BY:	Will McAndrew III
Will McAndrew III, CEO